Exhibit 99.1

NUANCE ADOPTS STOCKHOLDER RIGHTS PLAN

BURLINGTON, MA – August 20, 2013 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced that its Board of Directors has adopted a stockholder rights plan (the “Rights Plan”). Under the Rights Plan, stockholders of record at the close of business on August 29, 2013 will receive one right for each share of Nuance common stock held on that date. Initially, these rights will not be exercisable and will trade with the shares of Nuance common stock. If the rights become exercisable, each right will entitle stockholders to buy one one-thousandth of a share of a new series of participating preferred stock at an exercise price of $87.00 per right. The Rights Plan expires on August 19, 2014.

The Rights Plan is intended to enable all Nuance stockholders to realize the long-term value of their investment in Nuance. It is also designed to reduce the likelihood that any person or group would gain control of Nuance through open market accumulation or other coercive takeover tactics without paying an appropriate control premium. The Rights Plan was not adopted in response to any current effort to acquire control of Nuance.

The rights will be exercisable only if a person or group acquires 20% or more of Nuance’s common stock in a transaction not approved by Nuance’s Board of Directors. In that instance, each right will entitle its holder (other than such person or members of such group) to purchase, at the exercise price, a number of shares of Nuance’s common stock having a then-current market value of twice the exercise price.

In addition, if after a person or group acquires 20% or more of Nuance’s common stock, Nuance merges into another company, an acquiring entity merges into Nuance or Nuance sells or transfers more than 50% of its assets, cash flow or earning power, then each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the exercise price.

In all cases, rights held by any person or group whose actions trigger the Rights Plan would become void and not be exercisable.

Nuance’s Board of Directors may redeem the rights for $0.001 per right at any time before an event that causes the rights to become exercisable.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Nuance with the Securities and Exchange Commission.

About Nuance Communications, Inc.

Nuance is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications and professional services. For more information, please visit: nuance.com.

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Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its subsidiaries in the United States of America and/or other countries. All other company names or product names may be the trademarks of their respective owners.

Safe Harbor and Forward-Looking Statements

Statements in this document regarding Nuance management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2012 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013 filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

For Investors

Nuance Communications, Inc.

Kevin Faulkner, 408-992-6100

kevin.faulkner@nuance.com

or

For Press and Investors

Nuance Communications, Inc.

Richard Mack, 781-565-5000

richard.mack@nuance.com